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                                                                    Exhibit 99.1

                                                 news

FRB | WEBER SHANDWICK                     RE: FTI Consulting, Inc.
    | FINANCIAL COMMUNICATIONS                900 Bestgate Road
                                              Annapolis, MD 21401
                                             (410) 224-8770

FOR FURTHER INFORMATION:

AT FTI CONSULTING:   AT FRB | WEBERSHANDWICK:

Jack Dunn            Marilyn Windsor     Lisa Fortuna         Tim Grace
Chairman & CEO       General Inquiries   Analysr Inquiries    Media Inquiries
(410)224-1483        (702)515-1260       (312)640-6779        (312)640-6667

FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 21, 2003

       FTI CONSULTING SHAREHOLDERS APPROVE INCREASE IN AUTHORIZED CAPITAL
            Previously Announced Three-For-Two Stock Split to Proceed

ANNAPOLIS, MD, May 21, 2003--FTI Consulting, Inc. (NYSE: FCN), the premier national provider of turnaround, bankruptcy and litigation-related consulting services, today announced that at the company's annual meeting on May 21, 2003, shareholders approved an increase in the company's authorized capital from 45 million to 75 million common shares, which will allow a previously announced three-for-two split of FTI's common stock payable in the form of a stock dividend to proceed. The Board of Directors had previously authorized the stock split subject to shareholder approval of the increase in authorized capital.

Shareholders will receive one additional share for every two shares held on the record date of May 7, 2003, payable on June 4, 2003. Payment for fractional shares will also be mailed or delivered on or about June 4, 2003, and the common stock will begin trading at a post-split price on June 5, 2003.

About FTI Consulting

FTI Consulting is a multi-disciplined consulting firm with leading practices in the areas of turnaround, bankruptcy and litigation-related consulting services. Modern corporations, as well as those who advise and invest in them, face growing challenges on every front. From a proliferation of "bet-the-company" litigation to increasingly complicated relationships with lenders and investors in an ever-changing global economy, U.S. companies are turning more and more to outside experts and consultants to meet these complex issues. FTI is dedicated to helping corporations, their advisors, lawyers, lenders and investors meet these challenges by providing a broad array of the highest quality professional practices from a single source.

                FTI is on the Internet at www.fticonsulting.com.

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